Exhibit 99.1

THE INTERPUBLIC GROUP OF COMPANIES, INC.
WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
1271 Avenue of the Americas,  New York, N.Y. 10020


                                   Contact Information

                                   Media:                   Investors:
                                   Philippe Krakowsky       Susan Watson
                                   (212) 399-8088           (212) 399-8208




                   INTERPUBLIC MEETS FIRST QUARTER EPS TARGETS

                           Cost Savings Ahead of Plan

                       New Business Activity Accelerating


NEW YORK, NY (May 2, 2002)--The Interpublic Group of Companies (NYSE:IPG) today reported earnings of $.18 per share in the first quarter of 2002, compared to a net loss of $.08 per share, or pro forma earnings of $.20 per share, in the same period a year ago.

Pro forma earnings are defined as net income exclusive of restructuring and other unusual items. Due to a recent change in accounting rules, goodwill amortization is no longer required for 2002. Pro forma results in the first quarter of 2001 include goodwill amortization of approximately $.10 per share.

"We are satisfied with our earnings performance for the quarter and we remain on track to deliver double-digit EPS growth in 2002," said John J. Dooner, Jr., Interpublic's Chairman and Chief Executive Officer. "As previously reported, we expected that first half revenue would remain challenged and that profits would therefore be achieved largely by means of cost savings and improved financial discipline. That said, we are seeing growing momentum in the area of new business, where we posted $745 million of net wins, up from $223 million in the previous quarter."

According to Sean F. Orr, Interpublic's Chief Financial Officer, "Savings from our restructuring program are coming on line ahead of plan. We've also made significant improvement in our cash management during the quarter. With our continuing focus on costs and barring a further economic downturn, we expect to deliver double-digit earnings per share growth despite the harsh industry climate."

Operating income in the first quarter fell 9% to $140.1 million. Operating costs during the period, excluding goodwill amortization, declined 14% or $200.2 million. Net income in the first quarter was $66.7 million, compared to a pro forma $76.5 million in 2001. If goodwill amortization were excluded from 2001 results, Interpublic would have earned $111.8 million in the prior year quarter.



Revenue Analysis

Revenue for the first quarter declined by 15% to $1.42 billion, from $1.68 billion a year earlier. Organic revenue declined 12.8%, reflecting lower spending by current clients, carryover effects of merger-related client losses in 2001 and the Company's disproportionate exposure to the U. S. advertising sector relative to its peers. Components of the revenue change are detailed in the following chart.


            Components of Revenue Change
            ----------------------------
                                                    Variance
                                                    --------

Q1 Revenue                                           (15.2)%

     Effect of:

     Merger Losses (Chrysler and Pepsi)               (1.0)%

     Currency Translation                             (0.9)%

     Net Dispositions                                 (0.5)%

Q1 Organic Revenue                                   (12.8)%


Revenue Mix

Domestic revenue, which represents 58% of the company's portfolio, declined 18% in the quarter to $830.1 million. International revenue declined 10% in the first quarter to $590 million. On a constant currency basis, international revenues fell by 8%.

For 2002, Interpublic has adopted new categories for reporting revenue by discipline:

o Advertising and Media, including creative advertising and media planning and buying;
o Marketing Communications, which includes direct marketing, sales promotion, event marketing, healthcare, public relations, branding and interactive;
o   Marketing Intelligence, which includes marketing research and consulting;
    and
o Marketing Services, which includes sports and entertainment marketing, as well as corporate meetings and events.

Advertising and Media, which represents 59% of the company's revenue, fell 17% in the quarter to $843.5 million, compared to $1.02 billion in the 2001 quarter.

All other marketing activities, which represent 41% of the company's revenue, declined 12% in the quarter to $576.6 million. Specifically, Marketing Communications revenue declined 14% to $384.8 million, Marketing Intelligence revenue declined 3% to $102.3 million and Marketing Services revenue fell 14% to $89.5 million.

New Business

Interpublic's agencies won net new business of $745 million in the first quarter of 2002. Major new account wins announced during the quarter included:

Advanced Micro Devices              MCI Worldcom
American Airlines                   Nextel
Barclays                            Revlon
Credit Suisse                       Sony
Deutsche Telekom                    Starwood Hotels
Electrolux                          Tricon Global Restaurants
Exxon Mobil                         Wachovia
HSBC                                Zenith Electronics

Other Income and Expense

Interest expense declined to $35.3 million in the quarter, from $37.5 million in the prior year quarter, reflecting higher average borrowings at lower average rates. Interest income declined to $6.9 million from $12.9 million in the 2001 quarter. In addition, Interpublic recognized non-operating income of $.3 million in 2002, compared to $8.5 million in 2001, when the Company realized gains on the sale of businesses.

Income Taxes

Interpublic's tax rate was 38% in the first quarter of 2002, compared to a pro forma 41% in 2001. The reduction is predominantly due to the effect of FAS 141/142 relating to the amortization of goodwill.

2001 Charges

In the first quarter of 2001, Interpublic incurred a pretax charge of $160.1 million ($.28 per share) to recognize the impaired value of certain investments, primarily in publicly-traded companies.

Conference Call

Management will discuss first quarter results on a conference call beginning at 5 PM (EDT) today. The call and a discussion outline can be accessed at the financial section of the Company's website, www.interpublic.com. An audio archive will be available at the site for 30 days.

About Interpublic

The Interpublic Group of Companies is among the world's largest advertising and marketing organizations. Its four global operating groups are the McCann-Erickson World Group, The Partnership, FCB Group and Advanced Marketing Services. Major brands include Draft Worldwide, Foote Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

                                 #     #     #
Contact Information

Media:                               Investors:

Philippe Krakowsky                   Susan Watson
(212) 399-8088                       (212) 399-8208

Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of national and regional economic conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

One of Interpublic's business strategies is to acquire businesses that complement and expand Interpublic's current business capabilities. Accordingly, Interpublic is usually engaged in evaluating potential acquisition candidates. Interpublic is frequently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

This document also contains financial information calculated on a "pro forma" basis, such as results before taking into account certain types of items. In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with Generally Accepted Accounting Principles, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.

Investors should evaluate any statements made by Interpublic in light of these important factors.



            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                 FIRST QUARTER REPORT 2002 AND 2001 (UNAUDITED)
                   (Amounts in Millions Except per Share Data)


                                                          Three Months Ended March 31,
                                                -----------------------------------------------
                                                       Actual                   Pro Forma         Pro Forma
                                                  2002        2001           2002        2001     % Variance
                                                --------------------       --------------------   ----------
Revenue
  United States                                 $  830.1    $1,017.0       $  830.1    $1,017.0       (18.4)
  International                                    590.0       658.3          590.0       658.3       (10.4)
                                                --------    --------       --------    --------      ------
Total Revenue                                    1,420.1     1,675.3        1,420.1     1,675.3       (15.2)

Operating Costs                                  1,278.5     1,478.7        1,278.5     1,478.7        13.5
Amortization of Intangible Assets                    1.5        41.9            1.5        41.9        96.4
Restructuring and Other Merger Related Costs          --         1.6             --          --          --
                                                --------    --------       --------    --------      ------
Operating Income                                   140.1       153.1          140.1       154.7        (9.4)
                                                --------    --------       --------    --------      ------
Other Income (Expense)
     Interest Expense                              (35.3)      (37.5)         (35.3)      (37.5)        5.9
     Interest Income                                 6.9        12.9            6.9        12.9       (46.5)
     Other Income                                    0.3         8.5            0.3         8.5       (96.5)
     Investment Impairment                            --      (160.1)            --          --          --
                                                --------    --------       --------    --------      ------
Total Other Income (Expense)                       (28.1)     (176.2)         (28.1)      (16.1)      (74.5)
                                                --------    --------       --------    --------      ------

Income (Loss) before Taxes                         112.0       (23.1)         112.0       138.6       (19.2)
Provision for Income Taxes                          42.6         0.4           42.6        56.9        25.1
Net Equity Interests (a)                            (2.7)       (5.2)          (2.7)       (5.2)       48.1
                                                --------    --------       --------    --------      ------
Net Income (Loss)                               $   66.7    $  (28.7)      $   66.7    $   76.5       (12.8)
                                                ========    ========       ========    ========      =======
Per Share Data:
     Basic EPS                                  $   0.18    $  (0.08)      $   0.18    $   0.21       (14.3)
     Diluted EPS                                $   0.18    $  (0.08)      $   0.18    $   0.20       (10.0)
     Dividend per share - Interpublic           $  0.095    $  0.095       $  0.095    $  0.095          --

Weighted Average Shares:
     Basic                                         373.0       366.1          373.0         366.1
     Diluted                                       379.8       366.1          379.8         376.3

(a) Net equity interests is the net of equity in income of unconsolidated affiliates less net income attributable to minority interests of consolidated subsidiaries.